Exhibit 10.7
FORM OF
OLIN CORPORATION
2014 Long Term Incentive Plan
Performance-Based Restricted Stock Unit Award
Performance-Based Restricted Stock Unit Certificate
This certificate certifies that the employee named below has been awarded on the date hereof the number of Performance-Based Restricted Stock Units (“Restricted Stock Units”) shown below.
Subject to the terms and conditions of the Olin Corporation 2014 Long Term Incentive Plan and related Award Description and the rules adopted by the Committee administering such Plan, this certificate will entitle the recipient following employment through the Vesting Date, to a payment of one share of Olin Common Stock for each Restricted Stock Unit awarded, provided that the Performance Condition (as defined in the attached Award Description) is satisfied.
Employee: John L. McIntosh
Number of Restricted Stock Units: Up to 75,000
Vesting Date and Performance Condition: As set forth in the attached Award Description

OLIN CORPORATION

By the Compensation Committee

Authorized Signature

Employee Signature

Dated: October 28, 2015

DESCRIPTION OF
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
GRANTED UNDER THE
OLIN CORPORATION 2014 LONG TERM INCENTIVE PLAN

1.	Terms

The terms and conditions of these Restricted Stock Units are contained in the Award Certificate evidencing the grant of such Award, this Award Description and in the Olin Corporation 2014 Long Term Incentive Plan (the “Plan”). The Award of Restricted Stock Units is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code.

2.	Definitions

“Performance Condition” means that Olin Corporation (“Olin”) achieves an annual run rate of at least $200 million in synergies in the Olin Chemicals Businesses by October 5, 2018 as measured from October 5, 2015, from:

•	logistics and procurement improvements,

•	operational efficiencies,

•	asset optimization,

•	accessing new segments and customers, and

•	other categories as may be identified and documented by the Committee by January 3, 2016, in accordance with Section 162(m) of the Code,

all resulting from the businesses acquired by Olin from The Dow Chemical Company on October 5, 2015, and as more specifically detailed in the attached Appendix A (“Synergies”).

For purposes of the Performance Condition, the “Olin Chemicals Businesses” shall mean the businesses acquired by Olin from The Dow Chemical Company on October 5, 2015, Olin’s Chlor Alkali Products division and Olin’s Chemical Distribution division.

Other capitalized terms used but not defined herein have the meanings specified in the Plan.

3.	Number of Restricted Stock Units, Vesting and Payment

(a)
Except as otherwise provided in this Award Description or the Plan, the following number of Restricted Stock Units will vest if, and only if, (i) you remain continuously employed by Olin or any of its subsidiaries through October 5, 2018 (the “Vesting Date”), and (ii) the Performance Condition is met as follows:

Synergies	Number of Restricted Stock Units
$200 million	50,000
More than $200 million but less than $300 million
50,000 plus a number of Restricted Stock Units equal to 25,000 multiplied by a fraction, where (i) the numerator is the dollar amount of Synergies in excess of $200,000, and (ii) the denominator is $100 million

$300 million or more	75,000

(b)
As soon as practical after the Vesting Date, the Committee shall make a determination as to whether the Performance Condition has been met, the total Synergies and the number of Restricted Stock Units that have vested, if any.

(c)
Each vested Restricted Stock Unit shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), at the time set forth in Section 3(e) below. Each Restricted Stock Unit not vested shall be forfeited.

(d)
Each outstanding Restricted Stock Unit shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash. Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit on which such Dividend Equivalents were accrued vests. Dividend Equivalents will accrue interest at an annual rate equal to Olin’s before tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee, compounded quarterly, from the date accrued to the earlier of the date paid or forfeiture. To the extent a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents (and any interest on such Dividend Equivalents) shall be forfeited.

(e)
The total number of Restricted Stock Units (and Dividend Equivalents and related interest) that vest pursuant to Section 3(a) above shall be paid on or as soon as administratively feasible after the Vesting Date, but in no event later than March 15, 2019 (the calendar year following the calendar year of the Vesting Date).

(f)	Restricted Stock Units shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.

4.	Termination of Employment

(a)
Except as provided in Section 4(b), if your employment with the Company and its subsidiaries terminates for any reason before the Vesting Date, your Restricted Stock Units and the related Dividend Equivalents shall terminate and all your rights related thereto shall be forfeited immediately.

(b)
If there is a “Termination” (as defined in the Executive Agreement between you and Olin dated as of November 1, 2007, as amended October 25, 2010, or as defined in your Executive Change in Control Agreement with Olin dated as of January 29, 2014) or your employment terminates as the result of your death or disability, prior to the Vesting Date, a portion of the Restricted Stock Units shall become vested and nonforfeitable as of the date your employment terminates on a pro rata basis based on the extent to which Synergies are achieved as of the end of the last completed month preceding the date your employment terminates, as certified by the Committee. For example, if Synergies as of the end of the month preceding the date of the Termination are $100 million, 25,000 Restricted Stock Units and the related Dividend Equivalents would vest as of the date your employment terminates and be non-forfeitable, and the remaining Restricted Stock Units and Dividend Equivalents would be forfeited.

5.	Tax Withholding

Olin will withhold from the payout of the Restricted Stock Units (and related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.

6.	Miscellaneous

(a)	By accepting the Award of Restricted Stock Units, you agree that such Award is special compensation, and that any amount paid will not affect:

(i)	The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,

(ii)	The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or

(iii)	The benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(b)
To the extent any provision of this Award Description would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will be exempt from Code Section 409A (or to the extent applicable, comply with Code Section 409A), and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption (or, if applicable, compliance) with Code Section 409A.

(c)	This provision under Section 6(c) shall apply if any right you may have pursuant to this Award is considered deferred compensation under Code Section 409A.

(i)	Notwithstanding Section 3(e), the payment made under Section 3(e) shall be paid no later than 60 days after the Vesting Date.

(ii)	Notwithstanding Section 4(b), and subject to paragraph (iii) below, the payment made under Section 4(b) shall be paid no later than 60 days after your termination.

(iii)
If you are a Specified Employee (as defined and determined under Code Section 409A) at the time you become entitled to payment under Section 4(b), then no payment which is payable upon your termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to you until the date that is six (6) months after your termination. Any such payment that would otherwise have been paid to you during this six-month period shall instead be paid to you on or as soon as administratively feasible following the date that is six (6) months after your termination, but no later than 60 days after such date. Until payment, you will continue to accrue Dividend Equivalents (and related interest) on the Restricted Stock Units as provided in Section 3(d).

(iv)
A “termination of employment”, “termination”, or “retirement” (or other similar term having a similar import) under this Award shall have the same meaning as a “separation from service” as defined in Code Section 409A.

Appendix A
Synergies
Synergies shall include the following categories only:

Logistics & Procurement
•    Increased procurement efficiencies
•    Elimination of duplicate terminals and optimization of freight to terminals
•    Reduction of net acquisition cost for purchased caustic
•    Savings from trucking and rail fleet optimization
•    Reduced cost of goods sold

Operational Efficiencies
•    Lower total headcount (based on headcount for the Olin Chemicals Businesses as of October 5, 2015, plus approved open positions)
•    Reduction in SG&A
•    Cost optimization, including lower production cost through utilization of alternate processes or technologies
•    Energy utilization savings

Asset Optimization	• Cost reductions from consolidation of select operations and facilities across the business • Savings from installation of new capacity • Relocation of select manufacturing processes
Accessing New Segments and Customers	• Increased sales to new third party customers • Access to new market segments
Other Categories	• As may be identified and documented by the Compensation Committee by January 3, 2016